Exhibit 4.1

CASCADE NATURAL GAS CORPORATION

TO

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Successor Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 8, 2007

Supplemental to Indenture Dated as of August 1, 1992

THIRD SUPPLEMENTAL INDENTURE, dated as of March 8, 2007, between Cascade Natural Gas Corporation, a corporation duly organized and existing under the laws of the state of Washington (herein called the “Company”), having its principal office at 222 Fairview Avenue North, Seattle, Washington 98109, and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”) to The Bank of New York, as original trustee (the “Original Trustee”), the Trustee having its principal corporate trust office at 700 South Flower Street, Suite 500, Los Angeles, California 90017.

RECITALS OF THE COMPANY

The Company and the Original Trustee have heretofore entered into an indenture dated as of August 1, 1992 (herein called the “Indenture”), to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein called the “Instruments”), unlimited as to principal amount, all as provided in the Indenture.  The Company and the Original Trustee have also entered into a First Supplemental Indenture dated as of October 25, 1993 and a Second Supplemental Indenture dated as of January 25, 2005, which by their terms are incorporated in the Indenture.

Section 901 of the Indenture provides that, without the consent of any Holders, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of, among other things, establishing the form or terms of Instruments of any series as permitted by Sections 201 or 301.

The Company, pursuant to the foregoing authority and pursuant to appropriate action of its Board of Directors, proposes in and by this Third Supplemental Indenture to establish a series of senior notes as hereinafter provided.

The Company represents that all conditions and requirements necessary to make this Third Supplemental Indenture, in the form and upon the terms hereof, a valid, binding and legal instrument, in accordance with its terms, and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery hereof, in the form and upon the terms hereof, have been in all respects duly authorized.

NOW, THEREFORE, for and in consideration of the premises and the execution and delivery by the Trustee of this Third Supplemental Indenture, it is mutually covenanted and agreed as follows:

SECTION 1.                         DEFINED TERMS

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms used herein in capitalized form and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.         5.79% SENIOR NOTES DUE MARCH 8, 2037

In accordance with Section 301 of the Indenture, the Company hereby establishes a series of debt securities with the following terms and characteristics (the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

(1)           the title of the Instruments of such series shall be “5.79% Senior Notes due March 8, 2037” (the “Notes”); the form of the Notes shall be in substantially the form attached hereto as Exhibit A, which form is hereby incorporated by reference herein as if fully set forth herein;

(2)           the aggregate principal amount of Notes to be authenticated and delivered under the Indenture shall be $40,000,000;

(3)           not applicable;

(4)           the principal of the Notes shall be due and payable on March 8, 2037 (the “Stated Maturity Date”), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

(5)           all Notes shall bear interest at the rate of 5.79% per annum until the principal thereof shall be paid.  Such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months and shall be payable semi-annually on March 8 and September 8, beginning September 8, 2007.  So long as there is no existing default in the payment of interest on the Notes, such interest shall be payable to the Person in whose name each such Note is registered on the March 1 or September 1 (whether or not a business day), as the case may be, next preceding the respective interest payment dates.  To the extent that the Company shall default in the payment of interest due on such interest payment date, such Defaulted Interest and to the extent permitted by law, during the continuance of an Event of Default, interest on such unpaid balance and on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of any Make-Whole Amount shall be paid to the Person in whose name each such Note is registered on the Special Record Date at the rate of 7.79% per annum;

(6)           the corporate trust office of the Trustee’s affiliate, The Bank of New York, in the Borough of Manhattan, the City of New York, State of New York shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable and demands to or upon the Company with respect to the Notes and the Indenture may be served.  The address of this office is 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.  The Trustee or any Paying Agent on behalf of the Company will pay all sums becoming due on the Notes for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose in Schedule A of the Note Purchase Agreement dated as of March 1, 2007 by and among the Company and the purchaser party thereto (the “Note Purchase Agreement”), or by such other method or at such other address as any Holder complying with Section 8.2 of the Note Purchase Agreement shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon notwithstanding

Sections 1106 and 1107 of the Indenture, except that following payment or redemption in full of any Note, the Holder shall promptly surrender such Note for cancellation to the Company at its principal executive office or to the Trustee at its principal corporate trust office.  Prior to any sale or other disposition of any Note the Holder will, at their election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company or the Trustee in exchange for a new Note or Notes pursuant to the terms of the Indenture;

(7)   (a)   the Notes, upon the mailing of notice in the manner provided in Section 1104 of the Indenture, shall be redeemable at the option of the Company, as a whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest of the principal amount being redeemed to the date of redemption plus the Make-Whole Amount applicable thereto.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be redeemed or is declared to be immediately due and payable pursuant to Section 502 of the Indenture, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1”  (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded on the run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a)

converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to the terms of this Third Supplemental Indenture.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be redeemed or is declared to be immediately due and payable pursuant to Section 502 of the Indenture, as the context requires.

(b)           In addition to the notice requirements contained in Section 1104 of the Indenture, each notice of redemption shall be accompanied by a certificate of a Senior Financial Officer (as defined in the Note Purchase Agreement) as to the estimated Make-Whole Amount due in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation.  Two Business Days prior to such redemption, the Company shall deliver to each Holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the Redemption Date.

(c)           Notwithstanding anything to the contrary in Section 1103 of the Indenture, in the case of a partial redemption of the Notes, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

(d)           In the case of each redemption of Notes, the principal amount of each Note to be redeemed shall mature and become due and payable on the Redemption Date (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note redeemed in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any redeemed principal amount of any Note;

(8)           not applicable;

(9)           the Company is not obligated to redeem or purchase the Notes pursuant to any sinking fund or any analogous provisions and the Notes are not subject to regularly scheduled prepayments prior to their Stated Maturity;

(10)         the Notes shall be issued in denominations of at least $1,000,000 each;

(11)         not applicable;

(12)         see Section 3 hereof; and

(13)         not applicable.

SECTION 3.                         EVENTS OF DEFAULT

For purposes of the Notes, an “Event of Default” as defined in paragraphs (1)-(2) of Section 501 of the Indenture shall be amended to read as follows:

“Event of Default” wherever used herein with respect to the Notes means any one of the following events:

(1)           failure to pay any interest on any Note for more than five Business Days after the same becomes due and payable; or

(2)           failure to pay any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration or otherwise;

A breach of any representation or warranty in Section 5 of the Note Purchase Agreement shall be deemed a breach by the Company of a warranty in the Indenture for purposes of Section 501(3) of the Indenture.  Except for the change specified in the preceding sentence, the provisions of Section 501(3) of the Indenture shall apply to the Notes as if set forth herein without change.

The provisions of Sections 501(4) through (6) of the Indenture shall apply to the Notes as if fully set forth herein without change.

For purposes of the Notes, an acceleration of principal of the Notes pursuant to Section 502 of the Indenture shall be deemed to include the Make-Whole Amount in respect of such principal.

SECTION 4.                         INCORPORATION IN INDENTURE

From and after the date hereof, all provisions of this Third Supplemental Indenture shall be deemed to be incorporated in and made a part of the Indenture; and the Indenture and this Third Supplemental Indenture shall be read, taken, and construed as one and the same instrument.  In the event of any inconsistency between the terms of this Third Supplemental Indenture and the terms of the Indenture, the terms of this Third Supplemental Indenture shall control.

SECTION 5.                         GOVERNING LAW

This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.                         EFFECTIVENESS OF AMENDMENTS AND SUPPLEMENTS

The amendment and supplements to the Indenture made by this Third Supplemental Indenture shall have effect only with respect to the Notes, and shall not be effective as to instruments of any other series previously or hereafter issued under the Indenture.

SECTION 7.                         COUNTERPARTS

This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8.                         OTHER SECTIONS OF INDENTURE NOT AFFECTED

All Articles, Sections, and portions of Sections of the Indenture other than those amended or supplemented as provided above are hereby ratified, confirmed, and continued in full force and effect.

SECTION 9.                         TRUSTEE DISCLAIMER

For the avoidance of doubt, the Trustee shall in no event be responsible for obtaining or determining (as applicable) the Make-Whole Amount, Discounted Value or Reinvestment Yield, nor for effecting any calculations hereunder.  In addition, the Trustee is not responsible for the sufficiency or validity of this Third Supplemental Indenture, nor for any recitals contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

CASCADE NATURAL GAS CORPORATION

		By	/s/ David Stevens
David W. Stevens,
President and Chief Executive Officer

[SEAL]

Attest:

/s/ Larry C. Rosok
Name:	Larry C. Rosok
Title:	Vice President—Human Resources and
Corporate Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A.

		By	/s/ Raymond Torres
		Name:	Raymond Torres
		Its:	Assistant Vice President

EXHIBIT A

NO. R-	Date
$	PPN

CASCADE NATURAL GAS CORPORATION

5.79% Senior Note due March 8, 2037

CASCADE NATURAL GAS CORPORATION, a Washington corporation (hereinafter called the “Company”), for value received, hereby promises to pay to                      or registered assigns, the sum of  [          ] Dollars, on the 8th day of March, 2037, and to pay to the registered owner hereof interest on said sum from the date hereof until said sum shall be paid, at the rate of 5.79% per annum, payable semi-annually on March 8 and September 8 in each year.  Payments of the principal of and interest on this Note, shall be made in such coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates.  Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date, any Redemption Date or the Stated Maturity Date shall not be a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day, as if each such payment were made on the date such payment were due, and interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity Date, as the case may be, to such Business Day.

Additional provisions of this Note are set forth on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CASCADE NATURAL GAS CORPORATION

By:
David W. Stevens,
President and Chief Executive Officer

ATTEST:
Secretary

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CERTIFICATE OF AUTHENTICATION

This is one of the Instruments of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

By:
Authorized Signatory

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(Reverse Side of Note)

This Note is one of a duly authorized issue of Instruments of the Company issued and issuable in one or more series under an Indenture, dated as of August 1, 1992 (such Indenture, as supplemented, together with any constituent instruments establishing the terms of particular Instruments, being herein called the “Indenture”), of the Company to The Bank of New York Trust Company, N.A., as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture.  This Note is one of the series designated on the face hereof as 5.79% Senior Notes due March 8, 2037 in the aggregate principal amount of $40,000,000.  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

The Notes may be called for redemption by the Company, as a whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption and the Make-Whole Amount applicable thereto.

Notice of redemption shall be given by mail to Holders of Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.  Subject to Section 8.2 of the Note Purchase Agreement, dated as of March 1, 2007 (the “Note Purchase Agreement”), in the event of redemption of this Note in part only, a new Note or Notes of this series, of like tenor, for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and interest on the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.  Upon any such declaration, the Company shall also pay to the Holders of the Notes the Make-Whole Amount on the Notes, if any, determined as of the date the Notes shall have been declared due and payable.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Instruments of each series affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Instruments then Outstanding, on behalf of the Holders of all Instruments, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer or exchange of this Note is registrable in the Instrument Register, upon surrender of this Note for registration of transfer or exchange at the offices of the Trustee’s affiliate, The Bank of New York, in New York City, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Instrument Registrar, duly executed by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees or to the Holder, as the case may be.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Notes are issuable only in registered form, without coupons, in denominations of at least $1,000,000.  As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like tenor and aggregate principal amount of Notes, of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at the office or agency designated by the Company from time to time.  The Company shall not be required to (a) issue, register the transfer of or exchange Notes during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for redemption or (b) issue, register the transfer of or exchange any Note so called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part (subject to Section 8.2 of the Note Purchase Agreement).

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

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FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or

other identifying number of assignee]

[please print or typewrite name and address of assignee]

the within Note of CASCADE NATURAL GAS CORPORATION and does hereby irrevocably constitute and appoint                                                    , Attorney, to transfer said Note on the books of the above-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

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